Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders	50,000,000	$0.07	$3,500,000	$324.45
Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders	6,250,000	$0.07	$437,500	$40.56
Common Stock, $0.0001 par value, to be offered for resale by the Selling Securityholders issuable upon the exercise of Warrants	6,250,000	$0.07	$437,500	$40.56
Total	62,500,000		$4,375,000	$405.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the OTCQB on May 31, 2022.